EXHIBIT 99.1

ITEM 6 — Selected Financial Data
(Dollar amounts in millions, except per share data)
The following table sets forth selected consolidated financial data for the five years ended December 31, 2015. This selected consolidated financial data should be read in conjunction with Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and the notes thereto.
The selected financial data in the table below includes the results of the December 2011 acquisition of Tube Supply from the date of acquisition. Amounts have been recast to present Total Plastics, Inc. as a discontinued operation for all periods presented (refer to Note 2 - Discontinued Operation to the consolidated financial statements). During the fourth quarter of 2015, the Company changed its method of accounting for its U.S. metals inventories, which were accounted for under LIFO method, to the average cost method. The change was applied retrospectively to the prior year financial information presented below. See Note 1- Basis of Presentation and Significant Accounting Policies to the consolidated financial statements for discussion of this accounting change and its related impact.

	2015	2014	2013	2012	2011
For the year ended December 31:
Net sales	$637.9	$841.7	$918.3	$1,143.9	$1,014.2
Equity in (losses) earnings of joint venture	(1.4)	7.7	7.0	7.2	11.7
(Loss) earnings from continuing operations(a)	(212.8)	(122.7)	(41.8)	(10.8)	6.6
Income from discontinued operations, net of income taxes	3.0	3.3	2.3	1.1	1.2
Net (loss) earnings(a)	(209.8)	(119.4)	(39.5)	(9.7)	7.8
Basic (loss) earnings per common share:
Continuing operations	$(9.04)	$(5.25)	$(1.80)	$(0.47)	$0.29
Discontinued operations	0.13	0.14	0.10	0.05	0.05
Net basic (loss) earnings per common share	$(8.91)	$(5.11)	$(1.70)	$(0.42)	$0.34
Diluted earnings (loss) per common share:
Continuing operations	$(9.04)	$(5.25)	$(1.80)	$(0.47)	$0.29
Discontinued operations	0.13	0.14	0.10	0.05	0.05
Net diluted (loss) earnings per common share	$(8.91)	$(5.11)	$(1.70)	$(0.42)	$0.34
As of December 31:
Total assets(b)	$493.5	$703.8	$797.3	$912.8	$944.4
Long-term debt, less current portion(b)	310.6	302.5	236.4	284.6	300.8
Total debt(b)	317.6	303.3	236.8	285.5	301.5
Total stockholders’ equity	47.0	252.6	388.5	421.5	396.4
(a) Results include a $33.7 million impairment of intangible assets charge and a $61.5 million charge for the write-down of inventory and purchase commitments in 2015, and a $56.2 million goodwill impairment charge in 2014.
(b) Reflects the retrospective application of the adoption of ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs," as discussed at Note 1 - Basis of Presentation and Significant Accounting Policies to the consolidated financial statements.